Exhibit 4.1

STATEMENT OF DESIGNATION OF THE

6.95% CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED SHARES

SERIES F OF

SEASPAN CORPORATION

SEASPAN CORPORATION, a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Corporation”), in accordance with the provisions of Section 35 thereof and the Corporation’s Articles of Incorporation, does hereby certify:

The Board of Directors of the Corporation has adopted the following resolution creating a Series of 20,000,000 Preferred Shares (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation (this “Statement of Designation”) or unless the context otherwise requires) of the Corporation designated as “6.95% Cumulative Convertible Perpetual Preferred Shares—Series F.”

RESOLVED, that a Series of Preferred Shares, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. Designation. The distinctive serial designation of such Series of Preferred Shares is “6.95% Cumulative Convertible Perpetual Preferred Shares – Series F” (“Series F Preferred Shares”). Each Series F Preferred Share shall be identical in all respects to every other Series F Preferred Share, except as to the respective dates from which the Series F Liquidation Preference shall increase or from which dividends may begin accruing, to the extent such dates may differ. The Series F Preferred Shares represent perpetual equity interests in the Corporation and shall not give rise to a claim for payment of a principal amount at a particular date.

2. Shares.

(a) Number. The authorized number of Series F Preferred Shares shall be 20,000,000. Series F Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares, undesignated as to series.

(b) Securities Depository. At any time the Corporation may require, upon written notice to the Holders, that the Securities Depository be appointed and that the Series F Preferred Shares shall be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no Holder of the Series F Preferred Shares shall be entitled to receive a certificate evidencing such shares, unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and the Corporation shall have not selected a substitute Securities Depository within 60 calendar days thereafter. So long as the Securities Depository shall have been appointed and is serving, payments and communications made by the Corporation to Holders of the Series F Preferred Shares shall be made by making payments to, and communicating with, the Securities Depository.

3. Dividends.

(a) Dividends. Dividends on each Series F Preferred Share shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such shares) until such time as the Corporation pays the dividend or redeems the shares in full in accordance with Section 6 of this Statement of Designation, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series F Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Corporation legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Corporation in accordance with this Statement of Designation, shall be paid quarterly in arrears on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period, and dividends shall accrue on accumulated dividends at the Dividend Rate. If any Dividend Payment Date otherwise would fall on a date that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series F Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

(b) Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series F Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Corporation maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) for any dividend payment shall be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Corporation’s Bylaws and this Statement of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series F Preferred Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series F Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series F Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series F Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series F Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series F Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series F Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 3(a) of this Statement of Designation, no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series F Preferred Shares. So long as the Series F Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends shall be paid to the Securities Depository in same-day funds on each Dividend Payment Date.

4. Liquidation Rights.

(a) Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of Series F Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, (i) after satisfaction of all liabilities, if any, to creditors of the Corporation, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series F Preferred Shares in an amount equal to the

Series F Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series F Preferred Shares or any Parity Securities and (y) the Holders of outstanding Series F Preferred Shares shall be entitled to the Series F Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Shares or any other Junior Securities. Holders of Series F Preferred Shares shall not be entitled to any other amounts from the Corporation, in their capacity as Holders of such shares, after they have received the Series F Liquidation Preference. The payment of the Series F Liquidation Preference shall be a payment in redemption of the Series F Preferred Shares such that, from and after payment of the full Series F Liquidation Preference, any such Series F Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) Partial Payment. If, in the event of any distribution or payment described in Section 4(a) of this Statement of Designation where the Corporation’s assets available for distribution to holders of the outstanding Series F Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference for such Series F Preferred Shares and Parity Securities, the Corporation’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Corporation shall be distributed among the Series F Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series F Preferred Shares receive a partial payment of their Series F Liquidation Preference, such partial payment shall reduce the Series F Liquidation Preference of their Series F Preferred Shares, but only to the extent of such amount paid.

(c) Residual Distributions. After payment of the applicable Liquidation Preference to the holders of the outstanding Series F Preferred Shares and any Parity Securities, the Corporation’s remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights and preferences.

5. Voting Rights.

(a) General. Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the Holders of outstanding shares of the Series F Preferred Shares shall be entitled:

(i) to vote together with the holders of the Common Shares as a single class on all matters submitted for a vote of holders of Common Shares (and shall be deemed to be outstanding Common Shares for purposes of the vote required by Articles V and VIII of the Articles of Incorporation and Article XI of the Bylaws); and

(ii) receive notice of any shareholders’ meeting in accordance with the Articles of Incorporation and Bylaws of the Corporation.

For purposes of the voting rights set forth in this Section 5(a), each share of Series F Preferred Stock shall entitle the Holder thereof to cast one vote for each whole vote that such Holder would be entitled to cast had such Holder been entitled to convert and did so convert its Series F Preferred Shares into Common Shares (based on the then applicable Series F Liquidation Preference) as of the date immediately prior to the record date for determining the shareholders of the Corporation eligible to vote on any such matter.

(b) Other Voting Rights.

(i) Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series F Preferred Shares, voting as a single class, the Corporation may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series F Preferred Shares.

(ii) Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series F Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Corporation may not (x) issue any Parity Securities or Senior Securities if the cumulative dividends payable on outstanding Series F Preferred Shares are in arrears or (y) create or issue any Senior Securities.

(c) Voting Power Relative to Parity Securities. For any matter described in this Section 5 in which the Holders of the Series F Preferred Shares are entitled to vote as a class together with holders of any Parity Securities, such Holders shall be entitled to one vote per Series F Preferred Share. Any Series F Preferred Shares held by the Corporation or any of its subsidiaries or Affiliates shall not be entitled to vote.

6. Optional Redemption. The Corporation shall have the right at any time on or after (i) the fifth anniversary of the Original Issue Date if the Material Transaction is completed by December 31, 2017 or (ii) January 1, 2018 if the Material Transaction is not completed by December 31, 2017, to redeem the Series F Preferred Shares, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Corporation (the “Redemption Date”).

(a) Redemption Price. The Corporation shall effect any such redemption by paying cash for each Series F Preferred Share to be redeemed equal to the Series F Liquidation Preference for such share on such Redemption Date (the “Redemption Price”). So long as the Series F Preferred Shares are held of record by the nominee of the Securities Depository, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(b) Redemption Notice. The Corporation shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series F Preferred Shares to be redeemed as such Holders’ names appear on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the “Redemption Notice”) shall state: (1) the Redemption Date, (2) the number of Series F Preferred Shares to be redeemed and, if less than all outstanding Series F Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series F Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.

(c) Effect of Redemption; Partial Redemption. If the Corporation elects to redeem less than all of the outstanding Series F Preferred Shares, the number of shares to be redeemed shall be determined by the Corporation, and such shares shall be redeemed by such method of selection as the Corporation or, if appointed by the Corporation, the Securities Depository, shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the outstanding Series F Preferred Shares shall be allocated correspondingly among the redeemed Series F Preferred Shares. The Series F Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Statement of Designation.

(d) Redemption Funds. If the Corporation gives or causes to be given a Redemption Notice, the Corporation shall deposit with the Paying Agent funds, sufficient to redeem the Series F Preferred Shares as to which such Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series F Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee or if the shares are held in book-entry form by the Transfer Agent) of the certificates therefor as set forth in the Redemption Notice. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series F Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Corporation’s shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on Corporation’s stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series F Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of Series F Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request after which repayment of the Holders of the Series F Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation. Notwithstanding any Redemption Notice, there shall be no redemption of any Series F Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Corporation with the Paying Agent.

(e) Certificate. Any Series F Preferred Shares that are redeemed or otherwise acquired by the Corporation shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series F Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee or if the shares are held in book-entry form by the Transfer Agent), the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series F Preferred Shares represented by the surrendered certificate that have not been called for redemption.

(f) Redemption Priority. Notwithstanding anything to the contrary in this Section 6, in the event that full cumulative dividends on the Series F Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Corporation shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series F Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series F Preferred Shares and any Parity Securities. The Corporation shall not be permitted to redeem, repurchase or otherwise acquire any Common Shares or any other Junior Securities unless full cumulative dividends on the Series F Preferred Shares and any Parity Securities for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

7. Rank. The Series F Preferred Shares shall be deemed to rank:

(a) Seniority. Senior to (i) all classes of Common Shares and (ii) any other class of series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series F Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Corporation’s Common Shares as “Junior Securities”);

(b) Parity. On a parity with (i) the Series C Preferred Shares (including any additional Series C Preferred Shares issued after the Original Issue Date), (ii) the Series D Preferred Shares (including any additional Series D Preferred Shares issued after the Original Issue Date), (iii) the Series E Preferred Shares (including any additional Series E Preferred Shares issued after the Original Issue Date) and (iv) any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series F Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c) Junior. Junior to any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series F Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Corporation may issue Junior Securities and, subject to Section 5(b)(ii) of this Statement of Designation, Parity Securities from time to time in one or more Series without the consent of the holders of the Series F Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such Series before the issuance of any shares of that Series. The Board of Directors shall also determine the number of shares constituting each Series of securities.

8. Definitions. As used herein with respect to the Series F Preferred Shares:

“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Corporation, as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

“BCA” has the meaning set forth in the introductory paragraph of this Statement of Designation.

“Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or, if the Common Shares are not listed on any national securities exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors, or if on any such day no market maker is making a market in the Common Shares, the fair value of the Common Shares on such day as reasonably determined by the Board of Directors.

“Common Shares” means the Class A common shares of the Corporation, par value $0.01 per share.

“Company Offered Securities” has the meaning set forth in Section 13 of this Statement of Designation.

“Company Securities” has the meaning set forth in Section 13 of this Statement of Designation.

“Conversion Agent” means American Stock Transfer & Trust Company, acting in its capacity as conversion agent for the Series F Preferred Shares, and its successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” has the meaning set forth in Section 9(a) of this Statement of Designation.

“Conversion Price” means $18.00 per share, subject to adjustment as provided in Section 10 of this Statement of Designation.

“Corporation” has the meaning set forth in the introductory paragraph of this Statement of Designation.

“Dividend Payment Date” means each January 30, April 30, July 30 and October 30 of each year, commencing July 30, 2016; provided, however, that if any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be on the immediately succeeding Business Day.

“Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

“Dividend Rate” means a rate equal to (a) for the first five years after the Original Issue Date, 6.95% per annum of the Stated Series F Liquidation Preference per share, (b) for the sixth year after the Original Issue Date, 7.95% per annum of the Stated Series F Liquidation Preference per share, (c) for the seventh year after the Original Issue Date, 8.95% per annum of the Stated Series F Liquidation Preference per share, (d) for the eighth year after the Original Issue Date, 9.95% per annum of the Stated Series F Liquidation Preference per share and (e) thereafter, 10.50% per annum of the Stated Series F Liquidation Preference per share; provided always that if the Material Transaction is not completed by December 31, 2017, the Dividend Rate shall, from and after January 1, 2018, be a rate equal to 10.50% per annum of the Stated F Liquidation Preference per share.

“Excluded Stock” means (i) any Voting Stock or Voting Stock Equivalents issued (including, without limitation, as, under or upon any grant or any exercise of any warrants, options, stock appreciation or similar rights awarded or issued) to employees, directors or consultants of the Corporation pursuant to an employee stock option, stock incentive or similar plan or pursuant to any employment, consulting, services or similar agreement or arrangement approved by the Board of Directors, (ii) any Common Shares issued upon conversion of the Preferred Shares contemplated by this Statement of Designation or as may be issued in the future in compliance with the provisions of this Statement of Designation, (iii) any Voting Stock or Voting Stock Equivalents issued upon approval by the Holders of at least a majority of the Series F Preferred Shares at the time outstanding, (iv) any Voting Stock or Voting Stock Equivalents the issuance of which is made pursuant to warrants, options or other agreements binding on the Corporation as of immediately prior to the adoption of this Statement of Designation, (v) any Voting Stock or Voting Stock Equivalents issued in connection with an asset or stock acquisition, any debt financing or any joint venture or strategic transaction the primary purpose of which is not intended to raise capital for the Corporation through the issuance and/or sale of such Voting Stock or Voting Stock Equivalents or (vi) any Voting Stock or Voting Stock Equivalents issued by the Corporation in connection with any subdivision of securities (including any stock dividend or stock split), any combination of securities (including any reverse stock split) or any recapitalization, reorganization or reclassification of the Corporation made to all holders of the applicable securities on a pro rata basis.

“Holder” means the Person in whose name the Series F Preferred Shares are registered on the stock register of the Corporation maintained by the Registrar and Transfer Agent.

“Junior Securities” has the meaning set forth in Section 7(a) of this Statement of Designation.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a Series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Statement of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Corporation so provide). For avoidance of doubt, for the foregoing purposes the Series F Liquidation Preference is the Liquidation Preference with respect to the Series F Preferred Shares.

“Material Transaction” means the acquisition by the Corporation of (i) all membership interests in Greater China Intermodal Investments LLC held by the members thereof other than the Corporation or any wholly owned subsidiary of the Corporation, or (ii) all or substantially all of the assets of Greater China Intermodal Investments LLC

“Non-Responding Holder” has the meaning set forth in Section 13 of this Statement of Designation.

“Original Issue Date” means the date a Series F Preferred Share is first issued.

“Parity Securities” has the meaning set forth in Section 7(b) of this Statement of Designation.

“Paying Agent” means American Stock Transfer & Trust Company, acting in its capacity as paying agent for the Series F Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

“Preemptive Rights Offer” has the meaning set forth in Section 13 of this Statement of Designation.

“Preemptive Rights Offer Notice” has the meaning set forth in Section 13 of this Statement of Designation.

“Preemptive Rights Transaction” has the meaning set forth in Section 13 of this Statement of Designation.

“Preferred Shares” means any of the Corporation’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, over shares of the Common Shares, including, without limitation, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares.

“Record Date” has the meaning set forth in Section 3(b) of this Statement of Designation.

“Redemption Date” has the meaning set forth in Section 6 of this Statement of Designation.

“Redemption Notice” has the meaning set forth in Section 6(b) of this Statement of Designation.

“Redemption Price” has the meaning set forth in Section 6(a) of this Statement of Designation.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series F Preferred Shares, and its successors and assigns or any other registrar appointed by the Corporation.

“Securities Depository” means The Depository Trust Company, and its successors or assigns, or any other securities depository selected by the Corporation and approved in writing by the Holders of a majority of the then outstanding Series F Preferred Shares.

“Senior Securities” has the meaning set forth in Section 7(c) of this Statement of Designation.

“Series C Preferred Shares” means the Corporation’s 9.5% Cumulative Redeemable Perpetual Preferred Shares – Series C.

“Series D Preferred Shares” means the Corporation’s 7.95% Cumulative Redeemable Perpetual Preferred Shares – Series D.

“Series E Preferred Shares” means the Corporation’s 8.25% Cumulative Redeemable Perpetual Preferred Shares – Series E.

“Series F Liquidation Preference” means a liquidation preference for each Series F Preferred Share initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Statement of Designation which does not result in payment in full of the liquidation preference of such Series F Preferred Share or upon a partial redemption of a Series F Preferred Share pursuant to Section 6 of this Statement of Designation.

“Series F Preferred Shares” has the meaning set forth in Section 1 of this Statement of Designation.

“Stated Series F Liquidation Preference” means an amount equal to $25.00 per Series F Preferred Share.

“Statement of Designation” means this Statement of Designation relating to the Series F Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation and the BCA.

“Trading Day” means a day on which the Common Shares (i) are not suspended from trading on any national securities exchange or over-the-counter market at the Close of Business and (ii) have traded at least once on the national securities exchange or over-the-counter market that is the primary market for the trading of the Common Shares.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series F Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

“Voting Stock” means shares of Common Shares, Preferred Shares and any other class of securities of the Corporation to the extent having the power generally to elect directors to the Board of Directors and any other general voting power (and shall include any shares of Voting Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Voting Stock). Each Common Share entitled to vote shall count as one share of Voting Stock, each Preferred Share shall count as a number of shares of Voting Stock equal to the number of Common Shares into which such Preferred Share is then convertible and each share of any other class of securities of the Corporation constituting Voting Stock shall count as a number of shares of Voting Stock equal to the number of Common Shares into which such share of Voting Stock is then convertible, exchangeable or exercisable, as the case may be.

“Voting Stock Equivalents” means any right, warrant, option or security of the Corporation which is exercisable or exchangeable for or convertible into, or represents the right to otherwise acquire, directly or indirectly, Voting Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event. Each Voting Stock Equivalent shall count as a number of shares of Voting Stock equal to the number of Common Shares into which such Voting Stock Equivalent is then convertible, exchangeable or exercisable.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

9. Conversion.

(a) Conversion at the Option of the Holder. Any Holder shall have the option to convert such Holder’s Series F Preferred Shares, in whole or in part (but in no event a fraction of a share or less than shares having an aggregate Stated Series F Liquidation Preference of at least $5 million, unless the Holder is then converting all of such Holders Series F Preferred Shares), at any time after 41 days after the Original Issue Date (of, if the Holder is a U.S. person, after the six-month anniversary of the Original Issue Date), into the number of fully paid and nonassessable Common Shares as is determined by dividing the Series F Liquidation Preference by the Conversion Price, in each case as calculated as of the time of such conversion. Such conversion shall be effected prior to the tenth Business Day following the date of receipt by the Corporation and the Security Depository or Transfer Agent, as applicable, of notice of conversion and any certificates or instructions and any other documentation from the applicable Holder as set forth in Section 9(b) of this Statement of Designation. The date of such conversion is referred to herein as the “Conversion Date.”

(b) Conversion Procedures. To effect a conversion, a Holder who:

(i) holds a beneficial interest in a global certificate representing the Series F Preferred Shares must deliver to the Security Depository (with a copy to the Corporation) the appropriate instruction form for conversion pursuant to the Security Depository’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii) holds Series F Preferred Shares in certificated form (or book-entry form with the Transfer Agent) must:

(A) complete and manually sign the conversion notice on the back of the Series F Preferred Shares certificate or a facsimile of the conversion notice (or provide an instruction letter to the Transfer Agent (with a copy to the Corporation), if the Series F Preferred Shares are in book-entry form, indicating the amount of Series F Preferred Shares such Holder is electing to convert);

(B) if the Holder holds the Series F Preferred Shares in certificated form, deliver the completed conversion notice and the certificated shares of Series F Preferred Shares to be converted to the Conversion Agent (with a copy to the Corporation);

(C) if required, furnish appropriate endorsements and transfer documents;

(D) if required, pay all transfer or similar taxes or duties, if any.

A Holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Shares if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Shares in a name other than the name of such Holder. A certificate representing Common Shares will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full.

The person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of the Close of Business on the applicable Conversion Date. Prior to such applicable Conversion Date, Common Shares issuable upon conversion of any Series F Preferred Shares shall not be deemed outstanding.

In the event that a conversion is effected with respect to Series F Preferred Shares representing fewer than all the Series F Preferred Shares held by a Holder and if the Holder holds the Series F Preferred Shares in certificated form, upon such conversion the Corporation shall execute and the Registrar shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the Series F Preferred Shares as to which conversion was not effected.

The Corporation shall deliver the Common Shares to which the Holder converting pursuant to Section 9(a) of this Statement of Designation is entitled on or prior to the third Business Day immediately following the applicable Conversion Date.

(c) Registration of Common Shares. In the event that a Holder shall not designate the name in which Common Shares to be issued upon conversion of such Series F Preferred Shares should be registered or the address to which the certificate or certificates representing such Common Shares should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and to send the certificate or certificates representing such Common Shares to the address of such Holder shown on the records of the Corporation.

(d) Outstanding Series F Preferred Shares; Rights in Conversion Shares. Series F Preferred Shares that have been converted shall cease to be outstanding on the applicable Conversion Date (and shall cease to accrue dividends), subject to the right of Holders of such shares to receive Common Shares issuable upon conversion of such Series F Preferred Shares. Prior to such conversion, such Holders shall have no rights with respect to such Common Shares, including, any rights to distributions or, subject to Section 5(a), to vote. Each Series F Preferred Share shall, upon its conversion, be deemed to be transferred to, and cancelled by, the Corporation in exchange for the issuance of the Common Shares into which such Series F Preferred Share converted.

(e) New York Stock Exchange Supplemental Listing. Subject to Section 12(e), on each applicable Conversion Date, the Corporation shall file a supplemental listing application or any other required filings with the New York Stock Exchange or any other exchange on which the Corporation’s securities may be listed to list the Common Shares to be issued upon the applicable Conversion Date.

10. Anti-Dilution Adjustments. The Conversion Price shall be subject to adjustment (calculated to five decimal places) from time to time as follows:

(a) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issue Date, the number of Common Shares outstanding is increased by a stock dividend payable in Common Shares or by a subdivision or split-up of Common Shares, then, following the record date for the determination of holders of Common Shares entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of Common Shares issuable on conversion of Series F Preferred Shares shall be increased in proportion to such increase in outstanding shares.

(b) Upon Combinations. If, at any time after the Original Issue Date, the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares into a smaller number of Common Shares, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of Common Shares issuable on conversion of each share of Series F Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

(c) Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Shares and to the extent that any Series F Preferred Shares are not converted pursuant to a conversion), each Series F Preferred Share shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of Common Shares deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series F Preferred Shares would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this Section 10(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Corporation shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, shall assume, by written instrument, the obligation to deliver to the Holders such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon such conversion.

11. Fractional Shares.

(a) No fractional Common Shares shall be issued as a result of any conversion of Series F Preferred Shares.

(b) In lieu of any fractional Common Shares otherwise issuable in respect of any conversion pursuant to Section 9 of this Statement of Designation, the Corporation shall, at its option (i) pay an amount in cash (computed to the nearest cent) equal to the same fraction (calculated to five decimal places) of the average of the Closing Prices over the five consecutive Trading Day period preceding the Trading Day immediately preceding the applicable Conversion Date or (ii) round up the number of Common Shares to be delivered upon conversion to the next highest whole number of Common Shares in lieu of making such cash payment.

(c) If more than one Series F Preferred Share is surrendered for conversion at one time by or for the same Holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series F Preferred Shares so surrendered.

12. Reservation of Common Shares.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Shares or shares held in the treasury by the Corporation, solely for issuance upon the conversion of Series F Preferred Shares as provided in this Statement of Designation, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Series F Preferred Shares then outstanding. For purposes of this Section 12(a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series F Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of Series F Preferred Shares, as herein provided, Common Shares acquired by the Corporation (in lieu of the issuance of authorized and unissued Common Shares), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders and those arising under applicable securities laws).

(c) All Common Shares delivered upon conversion of the Series F Preferred Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders and those arising under applicable securities laws).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series F Preferred Shares, the Corporation shall use commercially reasonable efforts to (i) comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority or (ii) issue and deliver such securities pursuant to any exemption from such registration requirements.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Shares shall be listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Shares shall be so listed on such exchange, all the Common Shares issuable upon conversion of the Series F Preferred Shares; provided, however, that if the rules of such exchange permit the Corporation to defer the listing of such Common Shares until the first conversion of Series F Preferred Shares into Common Shares in accordance with the provisions hereof, the Corporation covenants to list such Common Shares issuable upon conversion of the Series F Preferred Shares in accordance with the requirements of such exchange at such time.

13. Preemptive or Subscription Rights. In case the Corporation proposes at any time to issue or sell any Voting Stock, Voting Stock Equivalents, or options, rights or warrants to purchase Voting Stock Equivalents, other than Excluded Stock or debt securities not exchangeable or convertible into Voting Stock (such securities collectively, the “Company Securities,” and such offering of such Company Securities, the “Company Offered Securities”), the Corporation shall, no later than five (5) days prior to the contemplated consummation of such transaction (a “Preemptive Rights Transaction”), give notice in writing (the “Preemptive Rights Offer Notice”) to each Holder of such Preemptive Rights Transaction. The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, identify the proposed purchaser or purchasers (or indicate that the Preemptive Rights Transaction is in the form of a public offering), and, subject to applicable law, contain an offer (the “Preemptive Rights Offer”) to sell to each Holder, at the same price and terms and for the same consideration to be paid by the proposed purchaser or purchasers (or at the price offered to the public, in the case of a public offering) (provided, that, in the event any of such consideration is non-cash consideration, at the election of such Holder to whom the Preemptive Rights Offer is made, such Holder may pay cash equal to the value of such non-cash consideration, as may be reasonably determined by the Board of Directors), all or any part of such Holder’s pro rata portion of the Company Offered Securities (which shall be a fraction of the Company Offered Securities determined by dividing the number of shares of Company Securities on an as-converted, fully diluted basis then owned by such Holder by the total number of all shares of Company Securities then outstanding on an as-converted, fully diluted basis). If any Holder to whom a Preemptive Rights Offer is made fails to accept (a “Non-Responding Holder”) in writing the Preemptive Rights Offer promptly, but not less than three (3) days, after the Corporation’s delivery of the Preemptive Rights Offer Notice (in the case of a public offering, the Holders acknowledging that time is of the essence and any Holder who fails to accept in writing the Preemptive Rights Offer before the deadline set by the managing underwriter shall constitute the Non-Responding Holder), such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction, so long as such transaction closes at a price and on terms as disclosed to the Non-Responding Holder in the Preemptive Rights Offer Notice no later than sixty (60) days after the Preemptive Rights Offer Notice was first given by the Corporation.

14. No Sinking Fund. The Series F Preferred Shares shall not have the benefit of any sinking fund.

15. Record Holders. To the fullest extent permitted by applicable law, the Corporation, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series F Preferred Share as the true, lawful and absolute owner thereof for all purposes, and neither the Corporation nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

16. Notices. All notices or communications in respect of the Series F Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

17. Other Rights. The Series F Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 4th day of May, 2016.

SEASPAN CORPORATION

By:	/s/ Mark Chu
Name:	Mark Chu
Title:	General Counsel